                                                                    EXHIBIT 11.1

                                SONIC SOLUTIONS

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                   Years Ended March 31, 1995, 1996 and 1997
                   (In thousands, except per share amounts)


                                                     Year Ended March 31,
                                                     --------------------
                                                   1995      1996      1997
                                                   ----      -----     -----
Net income (loss)......................           $2,534   (3,557)   (5,191)
                                                  ------   ------    ------
Weighted average number of
 common shares outstanding.............            7,351    7,447     7,542
Number of common stock
 equivalents as a result of stock
 options outstanding using the
 treasury stock method.................              375       --        --
            Total......................           $7,726    7,447     7,542
                                                  ------   ------    ------
Primary and fully diluted net income
 per share.............................           $ 0.33    (0.48)    (0.69)
                                                  ------   ------    ------

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